Exhibit 15.2

April 30, 2026

Digital Currency X Technology Inc.

Room 1101, 11/F., Capital Centre, 151 Gloucester Road,

Wanchai, Hong Kong

Re: Consent of People’s Republic of China Counsel

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information – 3.D. Risk Factors - Risks Related to Doing Business in China - Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our financial condition.”, “Item 4. Information on the Company - 4B. Business Overview - Regulations”, “Item 10. Additional Information - 10.D. Exchange Controls - The PRC” and “Item 10. Additional Information - 10.E. Taxation - People’s Republic of China Taxation” in the annual report of Digital Currency X Technology Inc. on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ King & Wood
King & Wood